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                                                                    Exhibit 23.2

                        [Consent of Deloitte Touche LLP]

We consent to the use in this Registration Statement on Form S-4 of our report dated March 12, 2004 (August 13, 2004, as to Note 3), relating to the 2003 and 2002 consolidated financial statements of Bay View Capital Corporation and subsidiaries (which report expresses an unqualified opinion and includes explanatory paragraphs relating to (i) changes in the basis of accounting on September 30 2002 and on October 1, 2003, (ii) the adoption of Statement of Financial Accounting Standards No. 142, and (iii) the restatement described in
Note 3), appearing in the Prospectus, which is part of this Registration Statement.

We also consent to the reference to us under the heading "Experts" in such Prospectus.

/s/ DELOITTE & TOUCHE LLP

San Francisco, California
December 16, 2005